Registration No. 333-____

As filed with the Securities and Exchange Commission on January 19, 2005

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OPTIBASE LTD.
(Exact name of registrant as specified in its charter)

Israel	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2 Gav Yam Center
7 Shenkar Street
Herzliya 46120, Israel
+972-9-970-9288
(Address of Principal Executive Offices) (Zip Code)

1999 Israeli Share Option Plan
1999 U.S. Share Option Plan
(Full title of the plan)

Optibase Inc.
1250 Space Park Way
Mountain View, CA 94043
Tel: 650-230-2400
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Daniel Gamulka, Esq.
Itay Frishman, Esq.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv 67021, Israel

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.13 per share (2)	400,000	$5.77	$2,308,000	$271.65
Ordinary Shares, par value NIS 0.13 per share (3)	260,000 160,000	$2.38 $6.00	$618,800 $960,000	$72.83 $112.99
Total	820,000		$3,902,800	$457.47
(1)	This registration statement covers an additional 820,000 ordinary shares of Optibase Ltd., par value 0.13 NIS per ordinary share, which may be issued upon the exercise of options which have been granted or may hereafter be granted under the 1999 Israeli Share Option Plan and the 1999 U.S. Share Option Plan (“1999 Plans”). In addition, pursuant to Rule 416(b) under the Securities Act of 1933, this registration statement covers, in addition to the shares stated above, an indeterminate number of shares which may result from anti-dilution adjustments under the 1999 Plans.

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(2)	Calculated pursuant to Rule 457(c) and (h). These shares are issuable upon exercise of options that have not yet been granted and registered under the 1999 Plans. The Proposed Maximum Offering Price Per Share is $5.77, which represents the average of the high and low prices per share of the Registrant’s Ordinary Shares on the Nasdaq National Market on January 14, 2005.

(3)	These shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee for shares issuable upon exercise of such options have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.

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EXPLANATORY NOTE

        On September 16, 1999, Optibase Ltd. (or the “Company” or “we” or “us”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (File No. 333-10840) in order to register an aggregate of 1,922,005 ordinary shares of the Company, par value NIS 0.13 per share, that may be issued pursuant to the 1994 Share Option Plan, the 1999 Israeli Share Option Plan, or the 1999 U.S. Share Option Plan. The 1999 Israeli Share Option Plan and the 1999 U.S. Share Option Plan are collectively referred to as the “1999 Plans”.

        On October 30, 2000, we filed with the SEC a Registration Statement on Form S-8 in order to register an aggregate of an additional 1,278,398 ordinary shares, which may be issued pursuant to the 1994 Share Option Plan, the 1999 Plans, and the 2000 Employee Share Purchase Plan.

        In December, 1999, our Board of Directors adopted a resolution to amend the 1999 Plans in a manner that as of April 1, 2000, the number of shares made available under the 1999 Plans will be automatically increased annually to equal 5% of the outstanding share capital at the relevant time. This resolution was approved by the shareholders in April 2000. Accordingly, we increased the number of shares reserved under the Plans by 599,172 ordinary shares on April 1, 2001, and by 418,129 ordinary shares on April 1, 2002. On June 24, 2002, we filed with the SEC a Registration Statement on Form S-8 (File No. 333-91650) in order to register an aggregate of an additional 2,023,878 ordinary shares, which may be issued pursuant to the 1999 Plans, the 2000 Employee Share Purchase Plan, and the 2001 Nonstatutory Share Option Plan.

        On December 5, 2002, our shareholders adopted a resolution to increase the number of shares made available under the 1999 Plans by 260,000 ordinary shares. On December 16, 2004, our shareholders adopted a resolution to increase the number of shares made available under the 1999 Plans by 560,000 ordinary shares.

        We are filing this registration statement to register an additional 820,000 ordinary shares of the Company, which may be issued upon the exercise of options which have been granted or may hereafter be granted under the 1999 Plans. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except for Items 3 and 8 of the Prior Registration Statement, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by us with the Commission are incorporated herein by reference as of their respective dates:

    (1)        Our Annual Report, Form 20-F, as filed with the Commission on May 17, 2004 (“Annual Report on Form 20-F”);

    (2)        Our Current Reports on Form 6-K as filed with the Commission since May 17, 2004;

    (3)        The description of our ordinary shares contained in the registration statement under the Exchange Act on Form 8-A dated April 1, 1999, and including any subsequent amendment or report filed for the purpose of updating such description; and

    (4)        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 8. Exhibits.

Exhibit Number	Exhibit Document

*4.1	1999 Israeli Share Option Plan, as amended

*4.2	1999 U.S. Share Option Plan, as amended

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. as to the validity of the Shares

23.1	Consent of Kost, Forer, Gabbay & Kasierer (a member of Ernst & Young Global)

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see Page 5)

* incorporated by reference to exhibits filed with the Registrant’s Annual Reports on Form 20-F for the fiscal years ended December 31, 1999, and December 31, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Optibase Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzliya, State of Israel, on January 18, 2005.

OPTIBASE LTD. BY: /S/ Tom S. Wyler —————————————— Tom S. Wyler Chairman of the Board and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Tom S. Wyler his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ Tom S. Wyler —————————————— Tom S. Wyler	Chairman of the Board of Directors and President	January 18, 2005

/S/ Danny Lustiger —————————————— Danny Lustiger	Chief Financial Officer (principal financial and accounting officer)	January 18, 2005

/S/ Alex Hilman —————————————— Alex Hilman	Director	January 18, 2005

/S/ Gil Weizer —————————————— Gil Weizer	Director	January 18, 2005

/S/ Chaim Lebensky —————————————— Chaim Lebensky	Director	January 18, 2005

/S/ Dana Tamir —————————————— Dana Tamir	Director	January 18, 2005

Authorized Representative in the United States: OPTIBASE, INC. BY: /S/ Adam Schadle —————————————— Adam Schadle President	January 18, 2005